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                                               Filing pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-51976



                 PROSPECTUS SUPPLEMENT NO. 2 DATED MAY 9, 2001

                      (TO PROSPECTUS DATED APRIL 16, 2001)

                                 66,964 SHARES

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                                  COMMON STOCK

   You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

   The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

   INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 USE OF PROCEEDS

   Sunrise will not receive any cash proceeds from the issuance of the common stock offered by this prospectus supplement. The shares will be issued and sold in full payment and satisfaction of an aggregate of $150,000 of indebtedness owed by Sunrise as described below.

                              PLAN OF DISTRIBUTION

   To date, and not including the shares of common stock offered pursuant to this prospectus supplement, we have issued 441,741 shares of common stock pursuant to the prospectus dated April 16, 2001 which is part of our Registration Statement on Form S-3 (File No. 333-51976).

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   We are offering a total of 66,964 shares of common stock at a price of $2.24 per share to PMG Capital as reasonable considerable for, and in full payment and satisfaction of, a fee in the amount of $150,000 that we owe to PMG Capital for financial advisory and consulting services under the terms of an engagement letter that we have entered into with them.

   No party is acting as an underwriter with respect to this offering.

                           MARKET FOR OUR COMMON STOCK

   Our common stock is listed on the NASDAQ National Market under the symbol "SNRS". On May 8, 2001 our closing price of one share of common stock was $1.87. As of May 8, 2001, we had 51,873,287 shares of common stock outstanding.

                       WHERE YOU CAN FIND MORE INFORMATION

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed in the prospectus beginning on page 15.